                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Shared Medical Systems Corporation
--------------------------------------------------------------------------------
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                          --Enter Company Name Here--
--------------------------------------------------------------------------------
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Notes:

                      SHARED MEDICAL SYSTEMS CORPORATION

                           51 VALLEY STREAM PARKWAY

                          MALVERN, PENNSYLVANIA 19355

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD

                                 MAY 15, 1998

                               ----------------

  The Annual Meeting of Stockholders of Shared Medical Systems Corporation will be held at The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania, on Friday, May 15, 1998, at 11:30 a.m. for the following purposes:

  1) To elect seven directors for one-year terms;

  2) To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on March 19, 1998, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

  All stockholders are cordially invited to attend the meeting in person, but whether or not you plan to attend, please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States.

                                                     James C. Kelly
                                                        Secretary

March 31, 1998

                      SHARED MEDICAL SYSTEMS CORPORATION

                           51 VALLEY STREAM PARKWAY
                          MALVERN, PENNSYLVANIA 19355

                               ----------------

                                PROXY STATEMENT

  The enclosed proxy is solicited by the Board of Directors of Shared Medical Systems Corporation. Any stockholder giving a proxy has the power to revoke it at any time prior to its use by giving notice to the Secretary.

  On March 19, 1998, the record date for stockholders entitled to notice of and to vote at the Annual Meeting, there were 26,285,663 shares of Common Stock outstanding (not including 4,061,472 shares held in the Company's treasury). Each share of the Company's Common Stock, except for the shares held in the Company's treasury, is entitled to one vote.

  This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about March 31, 1998.

                                 ANNUAL REPORT

  A copy of the Shared Medical Systems Corporation Annual Report, including financial statements for the year ended December 31, 1997, on which no action will be asked by the Board of Directors, is enclosed herewith. It is not to be regarded as proxy solicitation material.

                              SECURITY OWNERSHIP

PRINCIPAL STOCKHOLDERS

  The following table sets forth, as of December 31, 1997, information regarding the voting securities of the Company owned "beneficially," within the meaning of the rules of the Securities and Exchange Commission, by persons known by the Company to own beneficially more than 5% of the indicated class:

 TITLE
   OF            NAME AND ADDRESS             AMOUNT AND NATURE
 CLASS          OF BENEFICIAL OWNER        OF BENEFICIAL OWNERSHIP PERCENT OF CLASS
 -----          -------------------        ----------------------- ----------------
 Common
 Stock   The Capital Group Companies, Inc.        2,520,000(1)           10.0%
         333 South Hope Street
         Los Angeles, CA 90071
 Common
 Stock   Firstar Corporation                      1,627,200(2)            6.5%
         777 East Wisconsin Avenue
         Milwaukee, Wisconsin 53202
 Common
 Stock   William Blair & Company, L.L.C.          2,669,078(3)           10.6%
         222 West Adams Street
         Chicago, IL 60606

--------
(1) As reflected in the Schedule 13G Amendment No.2 dated February 10, 1998, and filed with the Securities and Exchange Commission jointly by The Capital Group Companies, Inc. ("Capital Group") and Capital Research and Management Company ("Capital Research"), Capital Group and Capital Research, a registered investment adviser and wholly-owned subsidiary of Capital Group, have dispositive power but no voting power over the shares indicated.

(2) As reflected in separate Schedules 13G dated February 13, 1998, and filed with the Securities and Exchange Commission by Firstar Corporation ("Firstar") and Firstar Investment Research & Management Company, LLC ("FIRMC"), Firstar has sole dispositive power over 1,444,800 of such shares, shared dispositive power over 182,400 of such shares, sole voting power over 1,335,200 of such shares and shared voting power over 182,400 of such shares; and FIRMC, a registered investment adviser and subsidiary of Firstar, has sole dispositive power over 770,100 of such shares, shared dispositive power over 857,100 of such shares, sole voting power over 660,500 of such shares and shared voting power over 853,900 of such shares.

(3) As reflected in the Schedule 13G dated February 14, 1998, and filed with the Securities and Exchange Commission by William Blair & Company, L.L.C. ("William Blair"), a registered investment adviser, William Blair has sole voting power over 974,320 of such shares and sole dispositive power over all of the shares indicated.

DIRECTORS AND MANAGEMENT

  The following table sets forth, as of December 31, 1997, the name, age, position(s) with the Company, principal occupation(s) for the past five years, other directorships, and beneficial Common Stock ownership of the directors of the Company; the name, age, position held and beneficial Common Stock ownership of each of the Company's executive officers named in this Proxy Statement; and the beneficial Common Stock ownership of all of the Company's executive officers and directors as a group:

                                      DIRECTOR     COMMON STOCK      PERCENT OF
      NAME OF BENEFICIAL OWNER         SINCE   BENEFICIALLY OWNED(1)  CLASS(1)
      ------------------------        -------- --------------------- ----------
DIRECTORS
R. James Macaleer, 63                   1969         972,381(2)         3.9%
  Chairman of the Board of the
   Company; Chairman of the Board and
   Chief Executive Officer (1969-
   1995).
Raymond K. Denworth, Jr., 65            1976          39,000(3)           *
  Attorney, Of Counsel to Drinker
   Biddle & Reath, LLP, counsel to
   the Company, since 1997; Partner,
   Drinker Biddle & Reath (1968-
   1997).
Frederick W. DeTurk, 69                 1981          17,800(4)           *
  President, DeTurk Enterprises,
   Inc., a management consulting
   firm.
Josh S. Weston, 69                      1987           5,599(5)           *
  Chairman of the Board, Automatic
   Data Processing, Inc., an
   information processing services
   company; Chairman of the Board and
   Chief Executive Officer (1982-
   1996). Director, Olsten Corp.,
   Public Service Enterprise Group,
   Inc., Vanstar Corporation.
Jeffrey S. Rubin, 54                    1993          10,400(6)           *
  Partner, Boles Knop and Company
   LLC, an investment banking
   company, since 1997; Vice
   Chairman, Vanstar Corporation, a
   technology services company (1995-
   1997); Senior Vice President, GTE
   Corporation, a telecommunications
   company (1994-1995); Executive
   Vice President and Chief Financial
   Officer, NYNEX Corporation, a
   regional telecommunications
   company (1993-1994); Senior Vice
   President and Chief Financial
   Officer (1992-1993).
Marvin S. Cadwell, 54                   1995          91,086(7)           *
  President and Chief Executive
   Officer of the Company since 1995;
   Executive Vice President (1993-
   1995); Senior Vice President
   (1992-1993).
Gail R. Wilensky, Ph.D., 54             1996           4,400(8)           *
  Senior Fellow, Project Hope, an
   international health foundation,
   since 1993; Deputy Assistant to
   the President For Policy
   Development--Health and Welfare
   (1992-1993). Director, Advanced
   Tissue Sciences, Inc., NeoPath,
   Inc., Pharmerica Inc., Quest
   Diagnostics Incorporated, St. Jude
   Medical, Inc., Syncor
   International Corporation, United
   Healthcare Corporation.
NON-DIRECTOR EXECUTIVE OFFICERS
Francis W. Lavelle, 48                                46,232(9)           *
  Senior Vice President
Terrence W. Kyle, 47                                  29,681(10)          *
  Senior Vice President, Treasurer
   and Assistant Secretary
David F. Perri, 48                                    34,552(11)          *
  Senior Vice President
Guillermo N. Ramas, Sr., 52                            5,100(12)          *
  Senior Vice President and President
   of SMS International
All executive officers and directors
 as a group (16 persons)                           1,328,372(13)        5.2%

--------
*Less than 1%

(1) Except as otherwise noted, the beneficial ownership reflected in this table is based on present, direct and sole voting and investment power with respect to the shares. Beneficial ownership of shares held in the Company's Retirement Savings Plan is based on investment power. Beneficial ownership of shares of restricted stock, which are subject to vesting, is based on voting power. In accordance with SEC rules regarding beneficial ownership disclosure, shares which are not outstanding but which are deemed beneficially owned by a person or group of persons are considered outstanding for purposes of computing the percentage of the Company's Common Stock owned by such person or group of persons, but such shares are not considered outstanding for purposes of computing the percentage of the Company's Common Stock owned by any other person.

(2) Includes 30,378 shares owned jointly by Mr. Macaleer and his wife; includes 14,896 shares held in the Company's Retirement Savings Plan.

(3) Includes 14,000 shares which Mr. Denworth had the right to acquire within 60 days after December, 31, 1997, upon exercise of stock options; does not include shares owned beneficially by Mr. Denworth's wife or son, as to which he disclaims beneficial ownership.

(4) Includes 14,000 shares which Mr. DeTurk had the right to acquire within 60 days after December 31, 1997, upon exercise of stock options.

(5) Includes 4,000 shares which Mr. Weston had the right to acquire within 60 days after December 31, 1997, upon exercise of stock options.

(6) Includes 10,000 shares which Mr. Rubin had the right to acquire within 60 days after December 31, 1997, upon exercise of stock options.

(7) Includes 89,500 shares which Mr. Cadwell had the right to acquire within 60 days after December 31, 1997, upon exercise of stock options; includes 162 shares owned jointly by Mr. Cadwell and his wife; does not include 16,576 shares held in a rabbi trust pursuant to the deferred compensation arrangement for Mr. Cadwell described on page 10 below.

(8) Includes 4,000 shares which Dr. Wilensky had the right to acquire within 60 days after December 31, 1997, upon exercise of stock options.

(9) Includes 39,155 shares which Mr. Lavelle had the right to acquire within 60 days after December 31, 1997, upon exercise of stock options; includes 5,000 shares of restricted stock; includes 1,323 shares held in the Company's Retirement Savings Plan.

(10) Includes 17,998 shares which Mr. Kyle had the right to acquire within 60 days after December 31, 1997, upon exercise of stock options; includes 5,000 shares of restricted stock; includes 6,534 shares held in the Company's Retirement Savings Plan.

(11) Includes 29,000 shares which Mr. Perri had the right to acquire within 60 days after December 31, 1997, upon exercise of stock options; includes 5,500 shares of restricted stock.

(12) Includes 5,000 shares of restricted stock; does not include 10,000 shares held in a rabbi trust pursuant to the deferred compensation arrangement for Mr. Ramas described on page 10 below.

(13) Includes 259,443 shares which certain executive officers and directors had the right to acquire within 60 days after December 31, 1997, upon exercise of stock options, 49,172 shares as to which beneficial ownership is based on shared voting and investment power, 30,500 shares of restricted stock, and 23,656 shares held in the Company's Retirement Savings Plan.

                             ELECTION OF DIRECTORS

  The Board of Directors has determined that the number of directors to be elected at the Annual Meeting to be held on May 15, 1998 shall be seven. The Board has nominated Messrs. Macaleer, Denworth, DeTurk, Weston, Rubin and Cadwell and Dr. Wilensky for election as directors of the Company at the 1998 Annual Meeting. It is the intention of the persons named in the proxy to vote for the nominees listed above unless otherwise directed. Each of the nominees is presently serving as a director for a term which will expire on the date of the 1998 Annual Meeting provided his or her successor is then elected. All of the nominees were elected by the stockholders at the Annual Meeting held in 1997. If, prior to the election, any of the nominees should become unable to serve for any reason, the persons named as proxies will have full discretion to vote for such other persons as may be nominated by the Board. The Board of Directors has no reason to believe that any nominee will be unable to serve.

NECESSARY VOTES

  In the election of directors, assuming a quorum is present, the seven nominees receiving the highest number of votes cast at the meeting will be elected directors. Shares represented by proxies which are marked to withhold authority to vote in the election of directors and shares subject to a specific direction not to cast a vote, such as a broker non-vote (a "Specified Non-Vote"), will not be included in the vote totals.

MEETINGS AND COMMITTEES OF BOARD

  The Board of Directors held five meetings during 1997.

  The Board of Directors has established an Audit Committee, a Management and Compensation Committee and a Stock Option Committee, but has not established a nominating committee.

  The Audit Committee is currently composed of Messrs. DeTurk (Chairman) and Rubin and Dr. Wilensky. This Committee makes recommendations to the Board of Directors concerning the engagement, retention or discharge of independent public accountants, reviews with the Company's independent public accountants the plans for and results of their auditing engagement, reviews their independence, considers the range of fees for audit and non-audit functions, reviews the scope and results of the Company's internal auditing procedures, reviews the adequacy of the Company's system of internal accounting controls, directs and supervises any investigations into matters within the scope of the foregoing duties, and performs such other related functions as the Board of Directors may from time to time delegate to the Audit Committee. During 1997, the Audit Committee held three meetings.

  The Management and Compensation Committee is currently composed of Messrs. Denworth (Chairman), DeTurk, and Weston. This Committee makes recommendations to the Board of Directors concerning remuneration arrangements for certain executive officers. During 1997, the Management and Compensation Committee held four meetings.

  The Stock Option Committee is currently composed of Messrs. Weston (Chairman) and DeTurk. This Committee grants stock options and awards restricted stock to Company employees and directors under the terms of the Company's stock option and restricted stock plans. During 1997, the Stock Option Committee held four meetings.

COMPENSATION OF DIRECTORS

  Effective May 1, 1997 the Company revised the compensation for its directors. Under the revised compensation program, each director who is not otherwise employed by the Company is paid a fee of $2,000 for attendance at each meeting of the Board of Directors, an additional fee of $1,000 for attendance at any separately-scheduled meeting of any committee thereof, and an additional fee of $500 for committee meetings scheduled in conjunction with Board meetings. Directors are also reimbursed for any expenses attendant to membership on the Board.

  Non-employee directors are currently eligible to receive stock option grants and restricted stock awards under the 1994 Non-Qualified Stock Option and Restricted Stock Plan. The revised compensation program calls for both restricted stock awards and stock option grants for non-employee directors. Under the program, at the time of each Annual Meeting of the Company's stockholders each non-employee director who will continue in service as a director after the meeting is granted 400 shares of Company restricted stock, and each director who will serve as Chairman of a committee of the Board immediately following the meeting is granted an additional 100 shares of Company restricted stock. The shares of restricted stock vest on the later of six months after the date of grant, or January 1 of the following year. The shares of restricted stock are forfeited if the director's service on the Board is terminated prior to vesting. In 1997, at the time of the Annual Meeting of Stockholders, Messrs. Denworth, DeTurk and Weston were each granted 500 shares of Company restricted stock, and Mr. Rubin and Dr. Wilensky were each granted 400 shares of Company restricted stock.

  In addition, non-employee directors receive options to purchase 20,000 shares of the Company's Common Stock upon joining the Board and every five years thereafter during the term of their service. These options vest in installments of 20% per year and unvested options are forfeited if the director's service on the Board is terminated prior to vesting. No options were granted to directors in 1997.

  The Company maintains a program whereby donations are made to one or more charitable institutions on behalf of directors. In 1997, donations totaling $30,000 were made on behalf of Mr. Weston to charities specified by him.

                            EXECUTIVE COMPENSATION

 REPORT OF MANAGEMENT AND COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE ON
                            EXECUTIVE COMPENSATION

The Management and Compensation Committee of the Board of Directors (the "Committee") is composed of three non-employee directors. The Committee is responsible for setting the salaries of the Chief Executive Officer, Chairman (if any), Vice Chairman (if any) and President (if any) of the Company, recommending to the full Board compensation arrangements for those executive officers, and advising the Chief Executive Officer on compensation for other key executives. All recommendations relating to grants of stock options and restricted stock awards to the Company's executive officers are reviewed by, and subject to the approval of, the Stock Option Committee of the Board.

EXECUTIVE OFFICER COMPENSATION POLICIES

The Company's executive compensation policies, endorsed by the Committee, are designed to provide competitive levels of compensation that relate pay to the Company's performance goals, reward above-average corporate performance, recognize individual initiative and achievement, and assist the Company in attracting and retaining qualified executives. Compensation is individually set for each executive officer from among the following primary components: salary, performance bonuses, and stock-based compensation (stock option grants and restricted stock awards). Each of these components contributes towards helping the Company meet its compensation policy objectives.

The orientation of executive compensation toward Company and organizational performance is accomplished through the use of bonus plans that include various corporate and operating segment performance criteria. These plans create a direct link between an executive's compensation and the Company's achievement of its performance goals. Bonus plans are also structured with individual performance criteria in order to reward individual achievement. The Committee believes that stock-based compensation aligns executive interests with stockholder interests by tying an executive's compensation to stockholder return, gives executives a significant long-term interest in the Company's success, and helps to retain executives. Therefore, the Company has utilized stock-based compensation arrangements in the Company's compensation packages for its executive officers.

In recommending and approving stock option grants and restricted stock awards for executive officers, the Committee and the Stock Option Committee consider the executive's current and anticipated contribution to the long-term performance of the Company and the executive's overall compensation package, including the executive's current stock options and restricted stock holdings. Stock option grants and restricted stock awards are not necessarily made to each executive officer during each year. From time to time, a portion of the performance bonuses payable to the Company's executive officers are paid in the form of restricted stock.

In addition to the primary components of compensation described above, the Company has also adopted individual life insurance and deferred compensation arrangements for certain named executive officers as described in this proxy statement. The Company also provides medical and other benefits to its executive officers under broad-based benefit plans which are generally available to the Company's other employees.

The Company's compensation policies have not changed in response to the Revenue Reconciliation Act of 1993's treatment of annual compensation exceeding $1 million paid to any individual executive officer.

CHIEF EXECUTIVE OFFICER COMPENSATION

The Committee's general approach in setting the Chief Executive Officer's annual compensation is to set compensation in accordance with the policies set forth in this report. Specifically, the Committee's objective is to correlate the Chief Executive Officer's compensation with the performance of the Company, while seeking to keep his compensation competitive with that provided by comparable companies.

The Committee set Mr. Cadwell's salary for 1997 at $505,000, representing an increase of 9.8% from the salary set for him for 1996. This increase was based on the positive financial results achieved by the Company during 1996, as well as the Committee's consideration of comparative data and Mr. Cadwell's individual performance and responsibilities.

The Committee adopted a performance bonus plan for Mr. Cadwell for 1997 in which the amount of Mr. Cadwell's bonus was determined based on objective measures of corporate performance (consolidated earnings per share; a defined "sales" component, consisting of the present value of the gross margin on new sales, adjusted for the impact, if any, of deinstallations and the rate of revenue retained in renewal agreements; and accounts receivable days outstanding). The plan provided for a target bonus amount to be established based upon the relative attainment of corporate earnings per share, with no bonus payable if earnings per share fell below certain designated levels. The target bonus amount was then subject to further adjustment based upon defined "sales" attained against target, and the Company's accounts receivable days outstanding during the fourth quarter of 1997 measured against a target. The bonus paid to Mr. Cadwell for 1997 included the bonus calculated under the performance bonus plan, and a discretionary increase (of approximately 10%) approved by the Committee as a result of Mr. Cadwell's strong performance in 1997.

The Committee has compared the compensation provided to Mr. Cadwell with the compensation paid to the Chief Executive Officers of the other companies included in the S&P Computers (Software and Services) Index (the published industry index against which the performance of the Company's stock is measured in the graph on page 13) and a publicly-held competitor of the Company which was not included in such index. As a result of such comparison, the Committee has determined that the Company's Chief Executive Officer compensation is in line with that provided by such other companies given the relative amount of the Company's revenues and net income. Thus, when grouping the companies surveyed by the Committee (including the Company) from largest to smallest in terms of revenue, net income, and salary and bonus compensation paid to their respective Chief Executive Officers, based on the latest available fiscal year-end data, the Company was ranked in the bottom half of the companies surveyed in all three categories.

COMPENSATION OF NON-CEO EXECUTIVE OFFICERS

Salary levels for the Company's non-CEO executive officers are determined based on individual performance, experience and responsibilities, comparative market data and consideration of the other primary components of compensation provided.

In establishing performance bonus plans for the Company's non-CEO executive officers, the Company utilizes objective measurements of consolidated and applicable operating segment performance, as well as subjective considerations of individual performance. Consolidated and operating segment performance measurements include criteria such as target versus actual attainment of revenue, pretax income, sales to new and existing customers and accounts receivable days outstanding. Considerations of individual performance include the executive officer's initiative and contribution to overall corporate performance, managerial performance and successful accomplishment of any special projects, if applicable. The relative weighting of consolidated and operating segment performance measurements varied among the individual bonus plans for the Company's non-CEO named executive officers for 1997.

In 1997 the Stock Option Committee approved grants of stock options to various executive officers, including the four non-CEO executive officers named in this Proxy Statement as shown in the Summary Compensation Table and the Option Grants in Last Fiscal Year Table.

Respectfully submitted,

Management and Compensation Committee:    Stock Option Committee:
  Raymond K. Denworth, Jr.                   Josh S. Weston
  Frederick W. DeTurk                        Frederick W. DeTurk
  Josh S. Weston

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Denworth, Chairman of the Management and Compensation Committee, was a partner in the law firm Drinker Biddle & Reath, counsel to the Company, through January 1997 and is now of counsel to that firm.

COMPENSATION SUMMARIES

  In order to provide the Company's stockholders with a concise and comprehensive overview of compensation awarded, earned or paid to the Company's executive officers named in this Proxy Statement, several tables and narrative descriptions have been prepared, detailing this information.

  The Summary Compensation Table, and its accompanying explanatory footnotes, includes individual annual and long-term compensation information on the named executive officers, for services rendered in all capacities during the fiscal years ended December 31, 1997, December 31, 1996, and December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                     ANNUAL COMPENSATION           COMPENSATION AWARDS
                                  ------------------------------- ------------------------
                                                           OTHER                SECURITIES
                                                          ANNUAL  RESTRICTED    UNDERLYING ALL OTHER
                                                          COMPEN-    STOCK      OPTIONS (#  COMPEN-
NAME AND PRINCIPAL POSITION  YEAR SALARY(2)    BONUS      SATION   AWARDS(7)       SH.)    SATION(12)
---------------------------  ---- ---------   --------    ------- ----------    ---------- ----------
Marvin S. Cadwell            1997 $524,706(3) $320,000      $--    $    --           --      $3,655
 President and Chief         1996  478,543(3)  176,000       --         --           --       3,679
 Executive Officer           1995  400,174(3)  125,000       --     712,311(8)    50,000      3,514

Francis W. Lavelle           1997 $264,553    $226,000(5)   $--    $243,075(9)    10,000     $2,239
 Senior Vice President       1996  249,141     217,980       --         --        10,000      2,239
                             1995  240,810     160,826       --         --        30,000      2,310

Terrence W. Kyle             1997 $289,448    $114,000(5)   $--    $243,075(9)    10,000     $2,239
 Senior Vice President,      1996  276,946      70,560       --         --         5,000      2,239
  Treasurer                  1995  270,696         -- (6)    --         --        30,000      2,178
 and Assistant Secretary

David F. Perri               1997 $251,071    $151,000(5)   $--    $243,075(9)    15,000     $2,239
 Senior Vice President       1996  210,914     107,920       --         --        10,000      2,239
                             1995  197,682      84,978       --      52,954(10)   10,000      2,178

Guillermo N. Ramas, Sr. (1)  1997 $239,270(4) $ 23,000      $--    $243,075(9)    10,000     $  --
 Senior Vice President and   1996  263,493(4)   40,759       --     563,125(11)   10,000        --
  President of SMS
  International

--------
(1) In accordance with SEC rules regarding compensation disclosure, no information is reported for those years in which an individual was not an executive officer of the Company. Most of Mr. Ramas' compensation was paid in pesetas. Such amounts were translated into US Dollars using an average exchange rate for the applicable year.
(2) Includes amounts contributed by the Company towards the purchase of the Common Stock of the Company under the Employee Stock Purchase Plan where applicable.
(3) Includes imputed interest on the Company loan to Mr. Cadwell described on page 10 of $18,554 for 1997, $17,391 for 1996, $16,301 for 1995.
(4) Includes allowances paid to Mr. Ramas for housing and use of an automobile.
(5) Represents an estimate of the total value of the named executive officer's bonus for 1997. A portion of such bonus will be paid in the form of restricted stock.
(6) Mr. Kyle was not covered under a bonus plan for 1995.
(7) The number and value of shares of restricted stock held on December 31, 1997, by the named executive officers was as follows: Mr. Cadwell, 0 shares ($0); Mr. Lavelle, 5,000 shares ($329,950); Mr. Kyle, 5,000 shares ($329,950); Mr. Perri, 5,500 shares ($362,945); and Mr. Ramas, 5,000 shares ($329,950). Dividends on these shares are paid directly to the holders of the stock, at the same rate as dividends paid to all other stockholders. Mr. Cadwell and Mr. Ramas are also the beneficiaries of separate rabbi trusts which hold 16,576 shares, and 10,000 shares, respectively, of the Company's Common Stock, as described on page 10. Dividends on these shares are paid to the trustee at the same rate as dividends paid to all other stockholders and held as trust assets for Mr. Cadwell's and Mr. Ramas' benefit. The value of the shares held in trust for Mr. Cadwell on December 31, 1997 was $1,094,016, and the value of the shares held in trust for Mr. Ramas on December 31, 1997 was $660,000.
(8) Represents the dollar value of 2,100 shares of restricted stock awarded to Mr. Cadwell in 1995 and 16,576 shares of Common Stock issued in 1995 to a rabbi trust pursuant to the deferred compensation arrangement for Mr. Cadwell described on page 10. The 2,100 shares of restricted stock vested in 50% increments on May 11, 1996 and May 11, 1997.
(9) Represents the dollar value of 5,000 shares of restricted stock awarded to the named executive officer in 1997. The 5,000 shares of restricted stock vest in 20% increments on August 14, 1998, 1999, 2000, 2001 and 2002.
(10) Represents the dollar value of 1,500 shares of restricted stock awarded to Mr. Perri in 1995. The 1,500 shares of restricted stock vest in increments of 500 shares each on May 11, 1996, 1997, and 1998.
(11) Represents the dollar value of 10,000 shares issued in 1996 to a rabbi trust pursuant to the deferred compensation arrangement for Mr. Ramas described on page 10.
(12) Amounts indicated in this column for 1997 include Company contributions to the Company's Retirement Savings Plan for the named individuals in the following amounts: Mr. Cadwell, $2,507, Mr. Lavelle, $2,239, Mr. Kyle, 2,239, and Mr. Perri, $2,239; and income attributable to the provision of additional life insurance for Mr. Cadwell in the amount of $1,148. Under the terms of this insurance arrangement, Mr. Cadwell has not and will not receive or be allocated an interest in any cash surrender value under the related insurance policy.

  In 1995 and 1996 the Company entered into deferred compensation arrangements with Messrs. Cadwell and Ramas, respectively. Under these arrangements, 16,576 shares of restricted Company stock were placed into a rabbi trust to be held for Mr. Cadwell's benefit, and 10,000 shares of restricted Company stock were placed into a separate rabbi trust to be held for Mr. Ramas' benefit. These arrangements provide that if the employee remains employed by the Company until age 60, the shares placed in trust for his benefit and their dividend proceeds will be distributed to him over a twenty-year period after termination of employment. Generally, the employee will not be entitled to any benefits under these deferred compensation arrangements if his employment with the Company terminates prior to his reaching age 60. However, if such termination results from death or disability, or a change in control of the Company as defined in the applicable deferred compensation agreement, or discharge by the Company for any reason other than cause as defined, the employee or his estate will be entitled to receive all or a specified portion of the shares and related assets held by the trust. The values of the shares placed in the rabbi trusts for Mr. Cadwell's and Mr. Ramas' benefit are reflected in the Summary Compensation Table in the column marked "Restricted Stock Awards."

  The Company is party to an employment agreement with Mr. Cadwell, which is terminable at any time by either party. Pursuant to this agreement, Mr. Cadwell has been granted stock options and awarded restricted stock under the Company's plans described below. The agreement also provides for termination benefits to be paid to Mr. Cadwell if he is terminated without cause or upon a reduction, without cause, in his responsibilities, compensation and/or title. Pursuant to the terms of his employment agreement, in 1992, Mr. Cadwell received an interest-free, six-year term loan in the principal amount of $300,000. The Company has recently extended the repayment term for this loan by an additional three years. This loan is secured by a mortgage on Mr. Cadwell's principal residence. Imputed interest on the loan is reflected in the Summary Compensation Table in the column marked "Salary."

  During 1996, the Company entered into employment agreements with most of its executive officers, including Messrs. Lavelle, Kyle, Perri and Ramas. The agreements with Messrs. Lavelle, Kyle, Perri and Ramas provide for termination benefits, consisting of monthly base salary, incentive compensation and COBRA payments, to be paid for an eighteen-month period following termination of their employment without cause. Their agreements also provide for the payment of a benefit consisting of one year of base salary and incentive compensation in the event their employment is terminated within one year following a "change in control" of the Company. Generally, a "change in control" means an acquisition by any person of 40% or more of the outstanding voting securities of the Company, a merger or consolidation where majority ownership of the Company is changed, a liquidation or dissolution of the Company, or a sale of substantially all of the Company's assets. The agreements also provide for the payment of certain benefits in the event employment is terminated as a result of death or disability. These employment agreements include covenants on the part of the executive to keep Company information confidential during and after the executive's employment, and not to compete with the Company's business during the executive's employment and for a period extending eighteen months following termination of the executive's employment.

  The Company has a Retirement Savings Plan that is funded by the participants' salary reduction contributions. All US employees of the Company are eligible to participate in the plan upon joining the Company. The plan is intended to permit any eligible employee who wishes to participate to contribute up to 15% of the employee's compensation on a before-tax basis under Section 401(k) of the Internal Revenue Code, subject to certain limitations. The plan provides for discretionary Company matching contributions which are to be made in proportion to each employee's contribution as well as discretionary Company profit-sharing contributions, subject to certain limitations. Discretionary Company matching contributions and profit-sharing contributions vest based upon the employee's length of service and are payable upon an employee's retirement, death, disability or termination of employment or, under specified circumstances, upon an employee's immediate and heavy financial emergency. Contributions are invested, in such proportions as the employee may elect, in Common Stock of the Company or in any of nine mutual investment funds. In 1997, the Company made no discretionary profit-sharing contributions to the plan. The Summary Compensation Table shows the value of Company matching contributions made to the plan for the named executive officers in the column marked "All Other Compensation."

  Under the Company's Employee Stock Purchase Plan, all US employees of the Company may elect to designate up to 10% of gross compensation to be withheld by the Company and invested in shares of the Company's Common Stock through open-market purchases made by a bank custodian. The Company contributes 15% of the price of the Company shares acquired and also pays brokerage fees and other expenses of the plan. Shares purchased under the plan are distributed to employees quarterly. During 1997, Messrs. Cadwell, Lavelle, Kyle and Perri were eligible to participate in the Company's Employee Stock Purchase Plan under the same terms and conditions as all other US employees of the Company. Amounts contributed by the Company towards the purchase of Common Stock of the Company for the named executive officers under the Employee Stock Purchase Plan are included in the column marked "Salary" in the Summary Compensation Table.

  The Company currently maintains the following plans under which stock options and restricted stock may be granted and awarded: the 1988 Incentive Stock Option and Non-Qualified Stock Option Plan, the 1990 Non-Qualified Stock Option and Restricted Stock Plan and the 1994 Non-Qualified Stock Option and Restricted Stock Plan. Depending upon the plan, options may not have a term exceeding ten or twenty years. Restricted stock awards are subject to vesting schedules.

  Certain outstanding stock option agreements between the Company and each of its executive officers ("Optionees"), generally provide that if the Company terminates Optionee's employment, or there is a "material adverse change in the conditions of Optionee's employment with the Company" (as defined below), within two years after a "change in control" (as defined above) of the Company, then the unvested portion of the stock option will become fully vested and immediately exercisable upon the date of such termination or material change, provided that no more than 40,000 options will be so accelerated without the approval of the Stock Option Committee of the Board at the time of the Change in Control. A "material adverse change in the conditions of Optionee's employment with the Company" generally means a reduction in compensation, duties, responsibilities or authority of Optionee or a significant change in work location.

  The following summary table details for the named executive officers stock options granted in 1997 and the potential realizable values for the respective options granted based on assumed rates of annual compound stock appreciation of 5% and 10% computed from the date the options were granted over the full option term.

                       OPTION GRANTS IN LAST FISCAL YEAR

                           INDIVIDUAL GRANTS
             ----------------------------------------------
                                                            POTENTIAL REALIZABLE VALUE
             NUMBER OF     % OF TOTAL                       AT ASSUMED ANNUAL RATES OF
             SECURITIES     OPTIONS                          STOCK PRICE APPRECIATION
             UNDERLYING    GRANTED TO   EXERCISE                  FOR OPTION TERM
              OPTIONS      EMPLOYEES     PRICE   EXPIRATION ---------------------------
NAME          GRANTED    IN FISCAL YEAR  ($/SH)     DATE         5%           10%
----         ----------  -------------- -------- ---------- ------------ --------------
Mr. Cadwell       --           --       $   --       --     $        --  $          --
Mr. Lavelle    10,000(1)      1.6%      48.3125   08/14/07       303,835        769,977
Mr. Kyle       10,000(1)      1.6%      48.3125   08/14/07       303,835        769,977
Mr. Perri      15,000(2)      2.4%      48.3125   08/14/07       455,752      1,154,965
Mr. Ramas      10,000(3)      1.6%      48.3125   08/14/07       303,835        769,977

--------
(1) The options become exercisable in 25% increments on August 14, 1999, 2000, 2001 and 2002.
(2) The options become exercisable in 15% increments on the first and second anniversary of the date of grant, 20% increments on the third, fourth and fifth anniversary of the date of grant, and a 10% increment on the sixth anniversary of the date of grant.
(3) The options become exercisable in 20% increments on August 14, 1999, 2000, 2001, 2002 and 2003.

  The following summary table details stock option exercises for the named executive officers during 1997, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1997. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end fair market value of the Company's Common Stock.

 AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND F-Y END OPTION VALUES

                                              NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                             UNDERLYING UNEXERCISED         IN-THE-MONEY
                                                OPTIONS AT FY-END         OPTIONS AT FY-END
             SHARES ACQUIRED                ------------------------- -------------------------
   NAME        ON EXERCISE   VALUE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----      --------------- -------------- ----------- ------------- ----------- -------------
Mr. Cadwell         --          $   --        89,500       190,000    $4,414,375   $7,321,250
Mr. Lavelle         --              --        39,155        61,052     1,866,171    1,726,240
Mr. Kyle            --              --        17,998        55,750       845,270    1,585,406
Mr. Perri         4,000         202,050       29,000        41,000     1,395,938    1,007,813
Mr. Ramas        10,100         287,825           --        65,500            --    1,876,688

                          PERFORMANCE GRAPH ANALYSIS

  Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies in the S&P 500 Index and the S&P Industry Group index for Computers (Software & Services).

   COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1) AMONG SHARED MEDICAL SYSTEMS CORPORATION, S&P 500 INDEX AND S&P COMPUTERS (SOFTWARE AND SERVICES)
                                     INDEX





                       [Performance Graph Appears Here]

                             1992     1993     1994     1995     1996     1997
                             ----     ----     ----     ----     ----     ----
Shared Medical Systems
 Corporation               $100.00  $115.17  $156.37  $264.82  $243.40  $331.29
S&P 500 Index               100.00   110.08   111.53   153.45   188.68   251.63
S&P Computers (Software
 & Services) Index          100.00   127.63   150.87   212.03   329.63   459.17
--------
(1) Assumes $100 invested on December 31, 1992 in Shared Medical Systems Corporation Common Stock, the S&P 500 Index and the S&P Computers
    (Software & Services) Index.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  During 1997, SEC Form 4 reports were filed late with respect to one transaction by a charitable remainder trust for which Mr. Macaleer serves as trustee, and one transaction by Mr. Ramas.

                                  ACCOUNTANTS

  The firm of Arthur Andersen LLP served as the Company's independent public accountants for 1997. In accordance with past Company practice, the Company has not yet selected its independent public accountants for 1998. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions. He will also have the opportunity to make a statement if he desires to do so.

                          ANNUAL REPORT ON FORM 10-K

  UPON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER, AS OF MARCH 19, 1998, OF THE COMPANY'S COMMON STOCK, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES) FOR THE YEAR ENDED DECEMBER 31, 1997. A LIST OF THE EXHIBITS TO SUCH ANNUAL REPORT WILL ALSO BE PROVIDED, AND COPIES OF SUCH EXHIBITS WILL BE FURNISHED UPON REQUEST AND PAYMENT OF A REASONABLE FEE. REQUESTS SHOULD BE DIRECTED TO TERRENCE W. KYLE, SENIOR VICE PRESIDENT, SHARED MEDICAL SYSTEMS CORPORATION, 51 VALLEY STREAM PARKWAY, MALVERN, PENNSYLVANIA 19355.

                             STOCKHOLDER PROPOSALS

  Under Securities and Exchange Commission rules, certain stockholder proposals may be included in the Company's proxy statement. Any stockholder desiring to have such a proposal included in the Company's proxy statement for the annual meeting to be held in 1999 must cause a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to be received at the Company's executive offices not later than December 1, 1998.

                                 OTHER MATTERS

  Management of the Company knows of no matters other than those discussed herein which will be brought before the meeting by any person. If, however, any such matter shall properly come before the meeting, the persons named in the enclosed proxy will vote the same in accordance with their best judgment.

  All expenses in connection with the solicitation of proxies, including the cost of preparing, printing and mailing the Notice of Annual Meeting, this Proxy Statement and the proxy will be borne by the Company. Employees of the Company may solicit proxies by personal interview, mail, telephone, facsimile transmission and telegraph. The Company will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses in forwarding proxies and proxy materials to beneficial owners of the shares.

                                          By Order of the Board of Directors

                                          James C. Kelly
                                           Secretary

       This Proxy is Solicited By The Board of Directors Of The Company

P                      SHARED MEDICAL SYSTEMS CORPORATION

R                  PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

O                                May 15, 1998

X          The undersigned hereby appoints R. James Macaleer and James C. Kelly, or each of them, as Proxies, each with full power of substitution and
Y revocation, to attend the Annual Meeting of Stockholders of Shared Medical Systems Corporation on May 15, 1998 and any adjournment thereof, and thereat to vote all shares which the undersigned would be able to vote if personally present upon the matters as set forth in the Notice of Annual Meeting and Proxy Statement and, in their discretion, upon any other matters which may properly come before the meeting.

                                      (Continued and to be signed on other side)

                             FOLD AND DETACH HERE

                                                    Please mark your votes as
                                                    indicated in this example
-------------------------------------------------------------------------------

1. Election of Directors                             FOR all       AUTHORITY
                                                    nominees        WITHHELD

To withhold authority to vote for one or more but less than all of the seven nominees named in the Proxy Statement (Messrs. Macaleer,
Denworth, DeTurk, Weston, Rubin and Cadwell and Dr. Wilensky), please list the name(s) of the nominee(s) for whom authority is withheld:

-----------------------------------------------
-------------------------------------------------------------------------------

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE SEVEN NOMINEES LISTED IN ITEM 1.

                                            ___
                                               |


Signature_______________________ Signature______________________ Date________
Note: (Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such).

                             FOLD AND DETACH HERE